SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                                (AMENDMENT NO. ) (1)

                          URBAN SHOPPING CENTERS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    917060105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  JUNE 17, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           | |          Rule 13d-1(b)

                           |X|          Rule 13d-1(c)

                           | |          Rule 13d-1(d)


-------------------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 2 of 7
----------------------------                          --------------------------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                      SECURITY CAPITAL U.S. REALTY
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |X|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                      LUXEMBOURG
------------ -------------------------------------------------------------------
                     5     SOLE VOTING POWER
                           1,165,200  SHARES OF COMMON STOCK
    NUMBER OF
                   ------- -----------------------------------------------------
                     6     SHARED VOTING POWER
     SHARES                0 SHARES OF COMMON STOCK


  BENEFICIALLY
                   ------- -----------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
      OWNED                1,165,200  SHARES OF COMMON STOCK


     BY EACH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
    REPORTING              0  SHARES OF COMMON STOCK


   PERSON WITH
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                               1,165,200  SHARES OF COMMON STOCK
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*                                                 |_|
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            6.72%
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                            CO
------------------ -------------------------------------------------------------



----------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 3 of 7
----------------------------                          --------------------------

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                      SECURITY CAPITAL HOLDINGS S.A.
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)  |_|
                                                                       (b)  |X|
------------ -------------------------------------------------------------------
     3       SEC USE ONLY
------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION
                      LUXEMBOURG
------------ -------------------------------------------------------------------
                     5     SOLE VOTING POWER
                           1,165,200  SHARES OF COMMON STOCK
    NUMBER OF
                   ------- -----------------------------------------------------
                     6     SHARED VOTING POWER
     SHARES                0 SHARES OF COMMON STOCK

  BENEFICIALLY
                   ------- -----------------------------------------------------
                     7     SOLE DISPOSITIVE POWER
      OWNED                1,165,200  SHARES OF COMMON STOCK

     BY EACH
                   ------- -----------------------------------------------------
                     8     SHARED DISPOSITIVE POWER
    REPORTING              0 SHARES OF COMMON STOCK

   PERSON WITH
------------------ -------------------------------------------------------------
        9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    1,165,200  SHARES OF COMMON STOCK
------------------ -------------------------------------------------------------
       10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                   SHARES*                                                 |_|
------------------ -------------------------------------------------------------
       11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                            6.72%
------------------ -------------------------------------------------------------
       12          TYPE OF REPORTING PERSON*
                            CO
------------------ -------------------------------------------------------------


----------------------------
* SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 4 of 7
----------------------------                          --------------------------

 ITEM 1(a):    NAME OF ISSUER:

               Urban Shopping Centers, Inc.


 ITEM 1(b):    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               900 North Michigan Avenue, Suite 1500, Chicago, Illinois 60611


 ITEM 2(a):    NAME OF PERSONS FILING:

               Security Capital U.S. Realty and Security Capital Holdings S.A., each a Luxembourg corporation


 ITEM 2(b):    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


               69, Route d' Esch, Luxembourg, L-1470

 ITEM 2(c):    CITIZENSHIP:

               Luxembourg


 ITEM 2(d):    TITLE OF CLASS OF SECURITIES:

               Common Stock, $0.01 par value per share (the "Common Stock").


 ITEM 2(e):    CUSIP NUMBER:

               917060105


 ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

               (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;

               (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

               (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

               (d) |_| Investment company registered under Section 8 of the Investment Company Act;

               (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

               (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

               (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                  SCHEDULE 13G

----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 5 of 7
----------------------------                          --------------------------


ITEM 4:   OWNERSHIP.

          (a)  Amount Beneficially Owned:

               1,165,200  shares of Common Stock

          (b)  Percent of Class:

               6.72%

          (c)  Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:
                        1,165,200  shares of Common Stock

               (ii)     Shared power to vote or to direct the vote:
                        0  shares of  Common Stock

               (iii)    Sole power to dispose or to direct the disposition of:
                        1,165,200 shares of Common Stock

               (iv)     Shared power to dispose or to direct the disposition of:
                        0 shares of  Common Stock

ITEM 5:   OWNER OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable.


ITEM 6:   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable.


ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable


ITEM 8:   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable


ITEM 9:   NOTICE OF DISSOLUTION OF A GROUP.

          Not applicable

                                  SCHEDULE 13G

----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 6 of 7
----------------------------                          --------------------------

ITEM 10:  CERTIFICATION.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

----------------------------                          --------------------------
CUSIP NO. 917060105                                       Page 7 of 7
----------------------------                          --------------------------

                                   SIGNATURES


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of:  October 22, 1998

                                           SECURITY CAPITAL U.S. REALTY




                                           By:   /s/Susan P.S. Liow
                                              ---------------------------------
                                           Name:  Susan P.S. Liow
                                           Title: Vice President




                                           SECURITY CAPITAL HOLDINGS S.A.




                                           By:   /s/Susan P.S. Liow
                                              ----------------------------------
                                           Name:  Susan P.S. Liow
                                           Title: Vice President